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                                                                    EXHIBIT 10.2

                      PLATINUM UNDERWRITERS HOLDINGS, LTD.

                            EXECUTIVE INCENTIVE PLAN

SECTION 1. PURPOSE

         The purpose of this Platinum Underwriters Holdings, Ltd. Executive Incentive Plan is to attract, retain and motivate executive officers and other select senior officers of the Company by providing them with an opportunity to earn long-term incentive compensation based on the performance of the Company. The Plan is designed to promote the interests of the Company and its shareholders by motivating superior performance by key personnel to achieve the Company's objectives.

SECTION 2. DEFINITIONS

         The following capitalized terms as used herein shall have the following meanings:

         (a) "Actual Average ROE" means the annual average return on equity of the Company for all Plan Years in a Performance Cycle, each as reported in the Company's financial statements in accordance with accounting principles generally accepted in the United States, or such other measure of return on equity as the Committee approves in its sole discretion.

         (b) "Average Base Salary" means the annual average of the base salary per annum in effect for a Participant for each Plan Year of a Performance Cycle, disregarding any deferrals, offsets or withholdings from base salary.

         (c) "Award" means an award granted to a Participant under the Plan measured as a percentage of Average Base Salary, subject to such terms and conditions as the Committee may establish under the terms of the Plan.

         (d)      "Board" means the Board of Directors of Holdings.

         (e) "Change in Control" shall have the meaning set forth in the Share Incentive Plan, as in effect on the relevant date of determination.

         (f) "Committee" means the Compensation Committee of the Board, or such other committee of the Board that the Board shall designate from time to time to administer the Plan.

         (g) "Common Shares" means the common shares, par value $0.01 per share, of Holdings.

         (h)      "Company" means Holdings and its subsidiaries.

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         (i)      "Disability" means a long-term disability within the meaning of Holding's Group Long-Term Disability Insurance Program.

         (j) "Holdings" means Platinum Underwriters Holdings, Ltd., a Bermuda company.

         (k) "Participant" means an employee of the Company who has been granted an Award under the Plan.

         (l) "Performance Cycle" means any period consisting of five consecutive Plan Years in which performance under the Plan shall be measured, or such other period as the Committee shall determine in its sole discretion.

         (m) "Performance Percentage" means the percentage factor by which the Participant's Average Base Salary is multiplied to determine the amount payable under an Award, determined based on a range of percentages relating to the degree to which Actual Average ROE meets or exceeds the Threshold Average ROE for a Performance Cycle.

         (n) "Plan" means this Platinum Underwriters Holdings, Ltd. Executive Incentive Plan, as it may be amended and restated from time to time.

         (o) "Plan Year" means each calendar year in which the Plan shall be in effect.

         (p) "Share Incentive Plan" means the Company's 2002 Share Incentive Plan, as it may be amended and restated from time to time.

         (q) "Share Ownership Guidelines" means the share ownership guidelines for executive officers of the Company adopted by the Board, as may be amended by the Board from time to time in its sole discretion.

         (r) "Share Unit Award" means an Award pursuant to the terms of the Plan and the Share Incentive Plan entitling a Participant to a payment based on the fair market value of a Common Share.

         (s) "Threshold Average ROE" means the threshold level for purposes of the Plan of the average return on equity of the Company for all Plan Years in a Performance Cycle, as established by the Committee in its sole discretion.

SECTION 3. PLAN ADMINISTRATION

         (a) Committee Members. The Plan shall be administered by the Committee. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award hereunder. The Committee may delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan.

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         (b)      Discretionary Authority. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the time or times at which Awards may be granted, the recipients and types of Awards, the form of payment under an Award and all other terms of an Award. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

SECTION 4. ELIGIBILITY AND PARTICIPATION

         The executive officers and other senior officers of the Company who are designated by the Committee in its sole discretion shall be eligible to participate in the Plan for any Performance Cycle. Each such eligible employee who is designated by the Committee to receive an Award for a Performance Cycle shall become a Participant in the Plan with respect to such Performance Cycle. All Participants shall be designated by the Committee on a prospective basis only with respect to Performance Cycles commencing on or after the date of participation.

SECTION 5. GRANT OF AWARDS

         (a) Awards. Within ninety (90) days following the commencement of a Performance Cycle, a Threshold Average ROE shall be established by the Committee in its sole discretion. The Committee shall establish on a prospective basis a schedule of Performance Percentages to be applied to a Participant's Average Base Salary relative to the Company's achievement of certain levels of Actual Average ROE as compared to the Threshold Average ROE for the Performance Cycle. The Committee shall also establish for each Performance Cycle the terms and conditions of Awards under the Plan. The amount payable under an Award shall be determined by measuring Actual Average ROE against the Threshold Average ROE and multiplying the applicable Performance Percentage by the Participant's Average Base Salary.

         (b) Performance Cycles. The Committee is authorized in its sole discretion to determine the length of any Performance Cycle and to establish new Performance Cycles on an annual basis. Performance Cycles may commence each Plan Year and may be overlapping. There shall be no requirement of conformity among different Performance Cycles with respect to their duration, the applicable Threshold Average ROE, the Performance Percentages or the Participants.

         (c) Actual Average ROE. Awards under the Plan are based upon the Actual Average ROE of the Company for a Performance Cycle. Actual Average ROE may be determined by the Committee after excluding charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, or taking into account such other factors as the Committee deems appropriate in its sole discretion to adjust the measure of Actual Average ROE for any Plan Year during a Performance Cycle.

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SECTION 6. PAYMENT OF AWARDS

         (a) Form of Payment. Awards shall be made in cash, Common Shares, Share Units Awards, or any combination thereof, on such terms and conditions as the Committee shall determine in its sole discretion. The form and payment of Awards shall initially be as set forth in Exhibit A hereto, which may be amended in the sole discretion of the Committee. Any Common Shares or Share Unit Awards shall be granted on a fully vested basis, and the terms of payment of any Share Unit Award shall be as specified by the Committee.

         (b) Time of Payment. Awards shall be paid to Participants within ninety (90) days following the Committee's ratification of the financial results for a completed Performance Cycle.

         (c) Deferral of Payments. The Committee may in its discretion grant an Award that provides a Participant the opportunity to elect in writing to defer all or a portion of an Award, with the election to be made in the manner specified by the Committee. The Committee may in its discretion provide for interest or other investment return on any such deferred amounts.

         (d) Tax Withholding. Any payment under this Plan shall be subject to applicable income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment.

SECTION 7. TERMINATION OF EMPLOYMENT

         (a) Death or Disability. In the event a Participant's employment with the Company is terminated by reason of the Participant's death or Disability after at least 50% of the Performance Cycle has been completed, the Participant (or the Participant's estate) shall be paid a prorated Award based on the period of service by the Participant and the performance levels (Actual Average ROE vs. Threshold Average ROE) achieved by the Company for the Performance Cycle as of the end of the fiscal quarter following the date of death or Disability. Any payment made under this Section 7(a) shall be made within ninety (90) days following the Committee's ratification of the financial results for a completed Performance Cycle.

         (b) Retirement. In the event a Participant's employment with the Company is terminated by reason of the Participant's approved retirement after at least 50% of the Performance Cycle has been completed, the Participant shall be paid a prorated Award based on the period of service by the Participant and the performance levels (Actual Average ROE vs. Threshold Average ROE) achieved by the Company for the Performance Cycle as of the end of the fiscal quarter following the date of the approved retirement. Any payment made under this
Section 7(b) shall be made within ninety (90) days following the Committee's ratification of the financial results for a completed Performance Cycle.

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         (c)      Other Terminations. Subject to Sections 7(a) and 7(b) hereof, if the employment of a Participant with the Company is terminated for any reason, whether by the Participant or by the Company, at any time prior to the time determined by the Committee for payment of an Award hereunder, the Award shall be forfeited and automatically be cancelled without further action by the Company.

SECTION 8. CHANGE IN CONTROL

         In the event of a Change in Control of the Company, each Participant shall receive a prorated Award based on the period of service by the Participant and the performance levels (Actual Average ROE vs. Threshold Average ROE) achieved by the Company for the Performance Cycle as of the end of the fiscal quarter immediately preceding the date of the Change in Control, as determined by the Committee prior to the Change in Control. Any payment made under this
Section 8 shall be made as soon as practicable following the occurrence of the Change in Control.

SECTION 9. GENERAL PROVISIONS

         (a) Effective Date. The Plan shall be effective with respect to Plan Years and Performance Cycles beginning on or after January 1, 2004.

         (b) Amendment and Termination. The Company may, from time to time, by action of the Board, amend, suspend or terminate any or all of the provisions of the Plan, but no such amendment, suspension or termination shall adversely affect the rights of any Participant with respect to Awards then outstanding.

         (c) Coordination with Section 162(m) Plan. All Awards granted under this Plan to Participants who shall also be Participants in the Company's "Section 162(m) Performance Incentive Plan" for a Plan Year or Performance Cycle shall be subject to the terms and conditions of such plan, and in the event of any conflict, the terms of the Section 162(m) Performance Incentive Plan shall govern and control.

         (d) No Right to Employment. Nothing in the Plan shall be deemed to give any Participant the right to remain employed by the Company or to limit, in any way, the right of the Company to terminate, or to change the terms of, a Participant's employment at any time.

         (e) Governing Law. The Plan shall be governed by and construed in accordance with the laws of New York, without regard to choice-of-law rules.

                                       PLATINUM UNDERWRITERS HOLDINGS, LTD.

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                                                                       EXHIBIT A

                                 FORM OF PAYMENT

1. Until the Participant's attainment of the specified Common Share ownership levels as set forth in the Company's Share Ownership Guidelines, payments under the Plan will consist of cash and Common Shares or Share Unit Awards in proportion to the retention ratio applicable to the Participant as follows:

                                After-Tax Proceeds to be Retained in
                                   the Form of Common Shares if
    Executive Position               Required Shares NOT Met
--------------------------     -------------------------------------
  Chief Executive Officer
            and                               75%
Chief Underwriting Officer

 Executive Vice President                     50%

   Senior Vice President                      50%

2. Upon the Participant's attainment of the specified Common Share ownership levels as set forth in the Company's Share Ownership Guidelines, all additional payments will be made 100% in cash.

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